Exhibit 99.1

IAC REPORTS Q3 RESULTS

NEW YORK— October 27, 2009—IAC (Nasdaq: IACI) released third quarter 2009 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q3 2009	Q3 2008	Growth
Revenue	$336.6	$369.3	-9%

Operating Income Before Amortization	38.9	30.5	28%
Adjusted Net Income	46.3	(20.2)	NM
Adjusted EPS	0.34	(0.14)	NM

Operating Income (Loss)	7.1	(22.6)	NM
Net Earnings (Loss)	21.7	(14.8)	NM
GAAP Diluted EPS	0.16	(0.11)	NM

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

Information Regarding the Results:

•                  Q3 results reflect a difficult advertising environment and the absence of Match Europe, which was sold on June 5th and is in the year ago numbers. Year-over-year Operating Income Before Amortization growth was driven by lower corporate expenses and profit growth at ServiceMagic.

•                  Free Cash Flow for the first nine months was $117.5 million, up 21% over the prior year, while cash flow from operating activities attributable to continuing operations was $146 million, flat to the year ago period.

•                  Q3 Net Earnings include gains totaling $35 million related to the sale of 1.8 million shares of common stock of OpenTable, Inc. and the sale of Match Europe, which positively impacted GAAP EPS by $0.26 and Adjusted EPS by $0.16.

•                  IAC repurchased approximately 5.6 million shares at an average price of $16.69 per share during the quarter, 5.1 million of which was previously disclosed. Discussions with a significant shareholder for the repurchase of its shares prevented IAC from repurchasing additional shares. These discussions have been terminated. IAC has 21.5 million shares remaining in its stock repurchase authorization.

Principal Areas of Focus:

•                  Search: Grew total proprietary queries strongly. Launched Ask.com Search for the Cure® in partnership with Susan G. Komen for the Cure® on September 14th and Ask Deals on October 6th. IAC now has over 64 million active search toolbars downloaded.

•                  Local: Citysearch continued to add partners to its Citygrid network. ServiceMagic announced a partnership with Better Homes & Gardens and grew its service provider network by 18% year-over-year. Approximately 7 million IAC local smartphone apps have been downloaded in total.

•                  Personals: Grew U.S. subscribers 9% in Q3, excluding the addition of approximately 254,000 PeopleMedia subscribers.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q3 2009	Q3 2008	Growth
	$ in millions
Revenue
Media & Advertising	$172.3	$193.3	-11%
Match	81.0	93.5	-13%
ServiceMagic	43.9	33.8	30%
Emerging Businesses	40.5	49.6	-19%
Intercompany Elimination	(1.0)	(1.0)	-7%
	$336.6	$369.3	-9%
Operating Income Before Amortization
Media & Advertising	$27.2	$38.8	-30%
Match	26.8	30.3	-12%
ServiceMagic	9.9	8.7	15%
Emerging Businesses	(8.3)	(6.1)	-37%
Corporate	(16.7)	(41.2)	59%
	$38.9	$30.5	28%
Operating Income (Loss)
Media & Advertising	$20.8	$32.1	-35%
Match	23.9	24.0	0%
ServiceMagic	4.3	8.1	-47%
Emerging Businesses	(8.9)	(7.4)	-21%
Corporate	(32.9)	(79.4)	59%
	$7.1	$(22.6)	NM

Media & Advertising

Media & Advertising consists of our search properties such as Ask.com, Fun Web Products, and Dictionary.com, our local business, Citysearch, and our distribution business, which includes distributed search, sponsored listings and toolbars.

Media & Advertising revenue reflects a decline in revenue per query across proprietary properties, partially offset by continued growth in partners and queries at the Ask toolbar business and growth at Dictionary.com. Revenue per query declines reflect an improved experience on Ask.com, following its relaunch in October 2008, which has resulted in fewer clicks by consumers to find their desired results, as well as a decrease in cost per click. During the quarter, the year-over-year rate of decline in revenue per query at Ask.com slowed relative to Q2 2009. Citysearch’s revenue decline reflects a difficult display advertising environment and was compounded by transitional issues related to the relaunch of the site and the integration of a new ad serving platform.

Media & Advertising profit declines reflect lower overall revenue and higher traffic acquisition costs as a percentage of revenue. Profit declines were partially offset by lower compensation and other employee related costs versus the prior year period.

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Match

Revenue declined reflecting the sale of Match Europe to Meetic on June 5th, partially offset by solid growth in the U.S. business and a $6.4 million contribution from PeopleMedia (acquired July 13th). PeopleMedia revenue for the quarter was negatively affected by the write-off of $3.6 million of its deferred revenue, as required by purchase accounting rules. Excluding the results of Match Europe and PeopleMedia, revenue grew 5% during the quarter driven by a 9% increase in U.S. subscribers due to ongoing improvements in product and execution. Operating Income Before Amortization declines reflect the absence of Match Europe and increased marketing expenses, partially offset by the inclusion of PeopleMedia results, which were negatively impacted by the aforementioned write-off of deferred revenue. Excluding both Match Europe and PeopleMedia, Operating Income Before Amortization grew slightly. Operating income comparisons benefited in 2009 from $6.1 million of amortization of non-cash marketing in the prior year period, partially offset by an increase of $2.7 million in amortization of intangibles. The increase in amortization of intangibles is due to the acquisition of PeopleMedia.

ServiceMagic

ServiceMagic revenue benefited from 22% growth in service requests to a growing and more active service provider network and shift in the mix of requests to higher value service requests, driven primarily by increased marketing efforts. Revenue benefited further from a combined $1.6 million contribution from the businesses now comprising ServiceMagic International (acquired October 29, 2008) and Market Hardware (acquired January 23, 2009). Operating Income Before Amortization grew for the first time in four quarters, but more slowly than revenue due to increased marketing expense per service request, higher operating expenses primarily associated with the expansion of the sales force and losses related to ServiceMagic International and Market Hardware. Operating income in the current year period reflects amortization of non-cash marketing of $5.0 million.

Emerging Businesses

Emerging Businesses include Shoebuy, Pronto.com, InstantAction.com, CollegeHumor, Vimeo, Life123.com, The Daily Beast and our partnership with Ben Silverman. Revenue declines primarily reflect the absence of revenue from ReserveAmerica in the current year period following its sale on January 31, 2009, partially offset by growth at InstantAction.com. Operating Income Before Amortization declines reflect continued investment in InstantAction.com and The Daily Beast and the absence of profits from ReserveAmerica in the current period, partially offset by cost savings related to the shutdown or sale of certain other businesses.

Corporate

Corporate expenses in the prior year period included $20.8 million in expenses related to the spin-offs. Corporate expenses in the current year period benefited from lower compensation and other employee-related costs. Operating loss in the prior year period also includes a $16.2 million charge related to the modification of certain IAC equity awards in connection with the spin-offs.

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OTHER ITEMS

Other income (expense) in Q3 2009 benefited from a $36.2 million pre-tax gain related to the sale of OpenTable, Inc. common stock on September 28th and a $15.4 million increase in the pre-tax gain on the sale of Match Europe. In Q3 2008, the Company recorded a loss of $63.2 million on the extinguishment of a portion of the 7% Senior Notes due 2013, which is recorded in other income (expense). In addition, Q3 2008 other income (expense) included $5.7 million of equity income related to Jupiter Shop Channel (sold on December 8th, 2008) and a $5.1 million loss related to the derivative assets created in connection with HSE24 sale and the Expedia spin-off.

The Q3 2008 period also includes a $14.7 million loss from discontinued operations including HSN, Interval, Ticketmaster and Tree.com, which were spun off on August 20, 2008.

The effective tax rates for continuing operations and Adjusted Net Income in Q3 2009 were 59% and 39%, respectively. The effective tax rate for continuing operations was higher than the statutory rate of 35% due principally to a change in the estimated annual effective tax rate, interest on tax reserves and state taxes, partially offset by a non-taxable gain associated with the sale of Match Europe and net adjustments related to the reconciliation of tax returns to provision accruals. The effective tax rate for Adjusted Net Income was higher than the statutory rate of 35% due principally to state taxes, partially offset by net adjustments related to the reconciliation of tax returns to provision accruals. The effective tax rates for continuing operations and Adjusted Net Income in Q3 2008 were 99% and 28%, respectively, on pre-tax losses of $86.6 million and $28.4 million, respectively. The effective tax rate for continuing operations was higher than the statutory rate of 35% due principally to benefits from a net reduction in deferred tax liabilities caused by the spin-offs and state income tax benefits, partially offset by an increase in the valuation allowance on deferred tax assets related to the Arcandor investment, changes in tax reserves, and non-deductible costs related to the spin-offs. The effective tax rate for Adjusted Net Income was lower than the statutory rate of 35% due principally to non-deductible costs related to the spin-offs and changes in tax reserves, partially offset by foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

During Q3, IAC repurchased 5.6 million shares at an average price of $16.69 per share. IAC is currently authorized by its Board of Directors to repurchase up to 21.5 million shares of its outstanding common stock. IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook. As of September 30, 2009, IAC had approximately $1.8 billion in cash and marketable securities, and $95.8 million in long-term debt.

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OPERATING METRICS

	Q3 2009	Q3 2008	Growth

MEDIA & ADVERTISING
Revenue by traffic source (a)

Proprietary	74%	71%
Network	26%	29%

MATCH
Paid Subscribers (000s) (b)	1,403	1,342	5%
Paid Subscribers Excluding Match Europe (000s) (b)	1,403	1,068	31%

SERVICEMAGIC
Service Requests (000s) (c)	1,469	1,201	22%
Accepts (000s) (d)	1,851	1,411	31%

(a)    Proprietary includes, but is not limited to, Ask.com, Fun Web Products, Dictionary.com, and Evite. Network includes, but is not limited to, distributed search, sponsored listings, and toolbars.

(b)   Q3 2009 subscribers include 254,000 subscribers from PeopleMedia, following its acquisition on July 13th, 2009.

(c)    Fully completed and submitted customer requests for service on ServiceMagic.

(d)   The number of times service requests are accepted by service professionals. A service request can be transmitted to and accepted by more than one service professional.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

	Shares	Avg. Strike / Conversion	As of 10/23/09	Dilution at:

Share Price			$19.00	$20.00	$25.00	$30.00	$35.00

Absolute Shares as of 10/23/09	132.0		132.0	132.0	132.0	132.0	132.0

RSUs and Other	3.5		3.6	3.5	3.3	3.2	3.2
Options	15.0	$21.07	1.1	1.4	3.3	4.8	6.2
Warrants	18.4	$28.01	0.0	0.0	0.0	1.5	3.7

Total Treasury Method Dilution			4.7	5.0	6.7	9.6	13.0
% Dilution			3.5%	3.6%	4.8%	6.8%	9.0%
Total Treasury Method Diluted Shares Outstanding			136.7	136.9	138.7	141.5	144.9

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q3 financial results on Tuesday, October 27, 2009, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$336,577	$369,280	$1,008,632	$1,094,100
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	107,298	119,764	326,941	357,199
Selling and marketing expense	106,735	109,407	358,537	347,520
General and administrative expense	70,134	112,606	212,738	284,588
Product development expense	14,751	18,379	49,261	56,885
Depreciation	15,289	17,337	48,380	52,055
Amortization of non-cash marketing	4,999	6,138	7,504	12,005
Amortization of intangibles	10,250	8,287	26,311	24,028
Goodwill impairment	—	—	1,056	—
Total costs and expenses	329,456	391,918	1,030,728	1,134,280

Operating income (loss)	7,121	(22,638)	(22,096)	(40,180)

Other income (expense):
Interest income	2,374	6,549	8,546	20,325
Interest expense	(1,345)	(5,002)	(4,070)	(30,866)
Equity in (losses) income of unconsolidated affiliates	(3,961)	3,146	(7,973)	15,373
Gain on sale of long-term investments	37,875	—	25,570	29,131
Other income (expense)	16,017	(68,657)	90,279	(186,712)
Total other income (expense), net	50,960	(63,964)	112,352	(152,749)

Earnings (loss) from continuing operations before income taxes	58,081	(86,602)	90,256	(192,929)
Income tax (provision) benefit	(34,269)	85,335	(53,733)	103,573
Earnings (loss) from continuing operations	23,812	(1,267)	36,523	(89,356)
Gain on sale of a discontinued operation, net of tax	—	767	—	23,314
Loss from discontinued operations, net of tax	(2,514)	(14,718)	(3,472)	(318,771)
Net earnings (loss)	21,298	(15,218)	33,051	(384,813)
Net loss attributable to noncontrolling interest	384	381	1,058	1,195
Net earnings (loss) attributable to IAC shareholders	$21,682	$(14,837)	$34,109	$(383,618)

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share from continuing operations	$0.18	$(0.01)	$0.26	$(0.63)
Diluted earnings (loss) per share from continuing operations	$0.18	$(0.01)	$0.26	$(0.63)

Basic earnings (loss) per share	$0.16	$(0.11)	$0.24	$(2.75)
Diluted earnings (loss) per share	$0.16	$(0.11)	$0.24	$(2.75)

Non-cash compensation expense by function:
Cost of revenue	$819	$1,908	$2,148	$3,545
Selling and marketing expense	733	2,208	2,270	4,102
General and administrative expense	13,694	31,258	40,882	62,357
Product development expense	1,269	3,303	3,387	6,170
Total non-cash compensation expense	$16,515	$38,677	$48,687	$76,174

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$1,405,770	$1,744,994
Marketable securities	361,274	125,592
Accounts receivable, net	91,578	98,402
Other current assets	224,994	215,630
Total current assets	2,083,616	2,184,618

Property and equipment, net	304,402	330,261
Goodwill	1,916,919	1,910,295
Intangible assets, net	392,468	386,756
Long-term investments	268,666	120,582
Other non-current assets	217,933	318,808
TOTAL ASSETS	$5,184,004	$5,251,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$43,377	$48,876
Deferred revenue	54,544	50,886
Accrued expenses and other current liabilities	168,730	179,928
Total current liabilities	266,651	279,690

Long-term debt	95,844	95,844
Income taxes payable	436,698	403,043
Other long-term liabilities	26,541	22,436
Redeemable noncontrolling interest	27,994	22,771

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	222	210
Class B convertible common stock	16	16
Additional paid-in capital	11,297,407	11,112,014
Retained earnings	261,554	227,445
Accumulated other comprehensive income	21,943	2,180
Treasury stock	(7,250,866)	(6,914,329)
Total shareholders’ equity	4,330,276	4,427,536
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,184,004	$5,251,320

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Nine Months Ended September 30,
	2009	2008

Cash flows from operating activities attributable to continuing operations:
Net earnings (loss)	$33,051	$(384,813)
Less: loss from discontinued operations, net of tax	3,472	295,457
Earnings (loss) from continuing operations	36,523	(89,356)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	48,380	52,055
Amortization of non-cash marketing	7,504	12,005
Amortization of intangibles	26,311	24,028
Goodwill impairment	1,056	—
Impairment of long-term investments	4,785	132,587
Non-cash compensation expense	48,687	76,174
Deferred income taxes	83,278	(79,755)
Equity in losses (income) of unconsolidated affiliates	7,973	(15,373)
Gain on sale of Match Europe	(132,244)	—
Loss on extinguishment of Senior Notes	—	63,218
Gain on sale of long-term investments	(25,570)	(29,131)
Net decrease (increase) in the fair value of the derivatives created in the HSE sale and the Expedia spin-off	38,204	(6,185)
Changes in current assets and liabilities:
Accounts receivable	(2,045)	(6,517)
Other current assets	(2,614)	(6,167)
Accounts payable and other current liabilities	(1,077)	33,662
Income taxes payable	(13,820)	(23,355)
Deferred revenue	9,677	3,516
Other, net	11,300	5,955
Net cash provided by operating activities attributable to continuing operations	146,308	147,361
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(85,534)	(130,704)
Capital expenditures	(28,854)	(51,348)
Proceeds from sales and maturities of marketable securities	150,257	330,316
Purchases of marketable securities	(367,573)	(140,878)
Proceeds from sales of long-term investments	58,123	60,945
Purchases of long-term investments	(2,982)	(59,700)
Proceeds from sale of discontinued operations	—	32,723
Net cash distribution from spun-off businesses	—	427,834
Receivable created in the sale of Match Europe	(6,829)	—
Other, net	(7,873)	189
Net cash (used in) provided by investing activities attributable to continuing operations	(291,265)	469,377
Cash flows from financing activities attributable to continuing operations:
Repurchase of Senior Notes	—	(514,943)
Purchase of treasury stock	(336,537)	(145,590)
Issuance of common stock, net of withholding taxes	150,032	(12,774)
Excess tax benefits from stock-based awards	368	726
Settlement of vested stock-based awards denominated in a subsidiary’s equity	(14,000)	—
Other, net	1,111	(1,446)
Net cash used in financing activities attributable to continuing operations	(199,026)	(674,027)
Total cash used in continuing operations	(343,983)	(57,289)
Net cash (used in) provided by operating activities attributable to discontinued operations	(930)	274,415
Net cash used in investing activities attributable to discontinued operations	—	(495,131)
Net cash provided by financing activities attributable to discontinued operations	—	50,484
Total cash used in discontinued operations	(930)	(170,232)
Effect of exchange rate changes on cash and cash equivalents	5,689	(15,669)
Net decrease in cash and cash equivalents	(339,224)	(243,190)
Cash and cash equivalents at beginning of period	1,744,994	1,585,302
Cash and cash equivalents at end of period	$1,405,770	$1,342,112

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Nine Months Ended September 30,
	2009	2008
Net cash provided by operating activities attributable to continuing operations	$146.3	$147.4
Capital expenditures	(28.9)	(51.3)
Tax payments related to the sale of HSE24	—	1.2
Free Cash Flow	$117.5	$97.2

For the nine months ended September 30, 2009, consolidated Free Cash Flow increased by $20.3 million from the prior year period due principally to lower capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Diluted earnings (loss) per share	$0.16	$(0.11)	$0.24	$(2.75)
GAAP diluted weighted average shares outstanding	134,867	140,054	144,263	139,625
Net earnings (loss) attributable to IAC shareholders	$21,682	$(14,837)	$34,109	$(383,618)
Non-cash compensation expense	16,515	38,677	48,687	76,174
Amortization of non-cash marketing	4,999	6,138	7,504	12,005
Amortization of intangibles	10,250	8,287	26,311	24,028
Goodwill impairment	—	—	1,056	—
Arcandor impairment	558	—	4,442	132,587
Gain on sale of Match Europe	(15,437)	—	(132,244)	—
Net decrease (increase) in the fair value of the derivatives created in the HSE sale and the Expedia spin-off	—	5,102	38,204	(6,330)
Gain on sale of VUE interests and related effects	1,775	1,817	4,921	5,241
Gain on sale of a discontinued operation, net of tax	—	(767)	—	(23,314)
Discontinued operations, net of tax	2,514	14,718	3,472	318,771
Impact of income taxes and noncontrolling interest	3,408	(79,371)	10,063	(139,688)
Adjusted Net Income	$46,264	$(20,236)	$46,525	$15,856

Adjusted EPS weighted average shares outstanding	136,539	140,054	146,421	147,014

Adjusted EPS	$0.34	$(0.14)	$0.32	$0.11

GAAP Basic weighted average shares outstanding	132,764	140,054	142,289	139,625
Options, warrants and RSUs, treasury method	2,103	—	1,974	—
GAAP Diluted weighted average shares outstanding	134,867	140,054	144,263	139,625
Options, warrants and RSUs, treasury method not included in diluted shares above	—	—	—	4,077
Impact of RSUs	1,672	—	2,158	3,312
Adjusted EPS shares outstanding	136,539	140,054	146,421	147,014

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$27.2	$(0.1)	$—	$(6.3)	$20.8
Match	26.8	—	—	(2.9)	23.9
ServiceMagic	9.9	—	(5.0)	(0.6)	4.3
Emerging Businesses	(8.3)	(0.1)	—	(0.5)	(8.9)
Corporate	(16.7)	(16.2)	—	—	(32.9)
Total	$38.9	$(16.5)	$(5.0)	$(10.2)	7.1
Other income, net					51.0
Earnings from continuing operations before income taxes					58.1
Income tax provision					(34.3)
Earnings from continuing operations					23.8
Loss from discontinued operations, net of tax					(2.5)
Net earnings					21.3
Net loss attributable to noncontrolling interest					0.4
Net earnings attributable to IAC shareholders					$21.7

Supplemental: Depreciation
Media & Advertising	$8.0
Match	2.5
ServiceMagic	0.9
Emerging Businesses	1.1
Corporate	2.8
Total depreciation	$15.3

	For the nine months ended September 30, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
Media & Advertising	$53.2	$(0.4)	$(2.5)	$(19.3)	$—	$31.0
Match	65.3	(0.1)	—	(3.1)	—	62.0
ServiceMagic	19.5	(0.1)	(5.0)	(2.3)	—	12.0
Emerging Businesses	(28.7)	(0.5)	—	(1.6)	(1.1)	(31.9)
Corporate	(47.8)	(47.4)	—	—	—	(95.3)
Total	$61.5	$(48.7)	$(7.5)	$(26.3)	$(1.1)	(22.1)
Other income, net						112.4
Earnings from continuing operations before income taxes						90.3
Income tax provision						(53.7)
Earnings from continuing operations						36.5
Loss from discontinued operations, net of tax						(3.5)
Net earnings						33.1
Net loss attributable to noncontrolling interest						1.1
Net earnings attributable to IAC shareholders						$34.1

Supplemental: Depreciation
Media & Advertising	$25.1
Match	7.3
ServiceMagic	2.5
Emerging Businesses	5.1
Corporate	8.4
Total depreciation	$48.4

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2008
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$38.8	$—	$—	$(6.7)	$32.1
Match	30.3	—	(6.1)	(0.2)	24.0
ServiceMagic	8.7	(0.2)	—	(0.4)	8.1
Emerging Businesses	(6.1)	(0.3)	—	(1.0)	(7.4)
Corporate	(41.2)	(38.2)	—	—	(79.4)
Total	$30.5	$(38.7)	$(6.1)	$(8.3)	(22.6)
Other expense, net					(64.0)
Loss from continuing operations before income taxes					(86.6)
Income tax benefit					85.3
Loss from continuing operations					(1.3)
Gain on sale of a discontinued operation, net of tax					0.8
Loss from discontinued operations, net of tax					(14.7)
Net loss					(15.2)
Net loss attributable to noncontrolling interest					0.4
Net loss attributable to IAC shareholders					$(14.8)

Supplemental: Depreciation
Media & Advertising	$9.2
Match	2.2
ServiceMagic	0.8
Emerging Businesses	2.0
Corporate	3.2
Total depreciation	$17.3

	For the nine months ended September 30, 2008
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$112.2	$—	$—	$(19.0)	$93.2
Match	63.3	—	(12.0)	(0.5)	50.7
ServiceMagic	24.2	(0.5)	—	(1.2)	22.6
Emerging Businesses	(21.7)	(0.8)	—	(3.3)	(25.8)
Corporate	(106.0)	(74.9)	—	—	(180.9)
Total	$72.0	$(76.2)	$(12.0)	$(24.0)	(40.2)
Other expense, net					(152.7)
Loss from continuing operations before income taxes					(192.9)
Income tax benefit					103.6
Loss from continuing operations					(89.4)
Gain on sale of a discontinued operation, net of tax					23.3
Loss from discontinued operations, net of tax					(318.8)
Net loss					(384.8)
Net loss attributable to noncontrolling interest					1.2
Net loss attributable to IAC shareholders					$(383.6)

Supplemental: Depreciation
Media & Advertising	$27.8
Match	6.5
ServiceMagic	2.4
Emerging Businesses	5.5
Corporate	9.8
Total depreciation	$52.1

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and noncontrolling interest, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (7) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (8) income or expense reflecting changes in the fair value of the derivative asset associated with the HSE sale, (9) impairment of our investment in Arcandor, (10) one-time items, and (11) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. In addition, Free Cash Flow excludes tax payments and refunds related to the sale of IAC’s interests in VUE, PRC, HSE24, Jupiter Shop Channel, EPI and an internal restructuring due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on December 31, 2009 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as technology and supplier agreements, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Income or expense reflecting changes in the fair value of the derivative asset created in the HSE sale is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with Google, continuing adverse economic conditions, or the worsening thereof, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC is a leading internet company with more than 50 fast-growing, highly-related brands serving loyal consumer audiences across more than 30 countries ... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com/.

Contact Us

IAC Investor Relations

Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7280 / 7470

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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SEE IMPORTANT NOTES AT END OF THIS DOCUMENT